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                                                                     Exhibit 5.1


                                November 20, 2002



General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, Minnesota 55426

Re:  Registration Statement on Form S-3
     333-75808


Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of General Mills, Inc., a Delaware corporation (the "Company"), and I and those under my supervision have acted as counsel to the Company in connection with a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of debt securities of the Company having an aggregate initial offering price of $8,000,000,000 to be offered from time to time and a Prospectus Supplement dated November 15, 2002 to Prospectus dated February 11, 2002 (together the "Prospectus Supplement") relating to the offer and sale by the Company under the Registration Statement of $350,000,000 aggregate principal amount of the Company's 3 7/8 % Notes due 2007 (the "3 7/8 % Notes"). The 3 7/8 % Notes are to be issued under an Indenture dated as of February 1, 1996 (the "Indenture") between the Company and U.S. Bank National Association (formerly known as First Trust of Illinois, National Association), as Trustee (the "Trustee") and sold pursuant to an Underwriting Agreement dated November 15, 2002 (the "Underwriting Agreement") between Banc of America Securities LLC, J.P. Morgan Securities Inc., Barclays Capital Inc., Credit Suisse First Boston Corporation, Deutsche Bank Alex. Brown Inc. and UBS Warburg LLC.

I or those under my supervision have examined such documents and have reviewed such questions of law as I have deemed necessary and appropriate for the purposes of furnishing this opinion.

In rendering my opinion, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. I have relied as to matters of fact

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General Mills, Inc.
November 20, 2002
Page 2


(but not as to legal conclusions), to the extent I deem proper, on certificates of responsible officers of the Company and public officials.

Based on the foregoing, I am of the opinion that the 3 7/8% Notes have been duly authorized and executed by the Company and, when authenticated by the Trustee in the manner specified in the Indenture and delivered against payment therefor pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the following qualifications and exceptions:

               (a) My opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.

               (b) My opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

               (c) I express no opinion as to the enforceability of (i) provisions that relate to choice of law; (ii) waivers by the Company of any statutory or constitutional rights or remedies; or (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person's or entity's negligence or willful misconduct.

               (d) I draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

My opinion expressed above is limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to myself under the caption "Validity of Notes" in the Prospectus Supplement.


                                        Very truly yours,

                                        /s/  Siri S. Marshall